Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION
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In re:	§	Chapter 11
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SENIOR MANAGEMENT SERVICES OF	§	Case No. 07-30230-HDH-11
TREEMONT, INC., et al.	§	Jointly Administered
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Debtors.	§

NOTICE OF ENTRY OF CONFIRMATION ORDER

The above-captioned Debtors and debtors-in-possession hereby notify all parties-in-interest of the entry of the Order (the “Confirmation Order”) confirming the Debtors’ First Amended, Modified Chapter 11 Plan Proposed by Debtors, dated August 1, 2007 (the “Plan”).

1. The Confirmation Order was signed by the Court on August 1, 2007 and entered on August 2, 2007. The Effective Date of the Plan occurred on August 10, 2007.

2. Applications for allowance and payment of Administrative Expenses that have not been paid, released or otherwise settled, including Administrative Expenses for reimbursement of expenses of the members of the Creditors Committee and Administrative Expenses for compensation or reimbursement of expenses incurred in making a substantial contribution in the Bankruptcy Case pursuant to §§ 503(b)(3) or (4), but excluding (i) Administrative Expenses that are postpetition trade payables not payable in the ordinary course of business until after the Effective Date and (ii) Administrative Expenses for fees and expenses of Professionals, must be filed on or before September 10, 2007 or forever be barred from doing so.

3. All Professionals requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code for services rendered on or prior to the Effective Date, including the Plan Agent, shall File and serve on counsel for the Debtors, the Plan Agent, counsel for the Creditors Committee or Executive Committee, as applicable, and the United States Trustee an application for final allowance of compensation and reimbursement of expenses no later than September 10, 2007.

4. Any claim arising from the termination of an employee benefit plan, policy or program shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their affiliates, successors, Estates, or their properties, unless a proof of Claim is Filed and served on the Debtors or the Plan Agent, as applicable, no later than September 1, 2007.

5. Any Claim arising from the rejection of an executory contract or unexpired lease shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their affiliates, successors, Estates, or their properties, unless a proof of Claim is Filed and served on the Debtors or the Plan Agent, as applicable, no later than September 1, 2007.

Dated: August 10, 2007

GARDERE WYNNE SEWELL LLP

By: /s/ Michael P. Cooley
Michael P. Cooley (# 24034388)
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Telephone: (214) 999-3000
Facsimile: (214) 999-4667
COUNSEL TO THE DEBTORS